AMENDMENT AND WAIVER AGREEMENT

This Amendment and Waiver Agreement (the “Agreement”) is made and entered into as of August 6, 2009, by and among China Architectural Engineering, Inc., a Delaware corporation (the “Company”), KGE Group Limited (“KGE Group”), ABN AMRO Bank N.V., London Branch (“ABN AMRO”), and CITIC Capital China Mezzanine Fund Limited (formerly known as “CITIC Allco Investments Limited.”) (“CITIC,” and together with ABN AMRO, the “Bondholders”) and ABN AMRO Bank (China) Co., Ltd., Shenzhen Branch (the “Overdraft Lender” and together with ABN AMRO and CITIC, the “Creditors”).

Recitals

WHEREAS, on April 12, 2007, the Company sold and issued to ABN AMRO US $10,000,000 Variable Rate Convertible Bonds due 2012 (the “2007 Bonds”) and warrants to purchase 800,000 shares of common stock of the Company expiring 2010 (the “2007 Warrants”);

WHEREAS, the 2007 Bonds were issued pursuant to a trust deed dated April 12, 2007, as amended and restated on August 29, 2007 (the “2007 Trust Deed”), entered into by and between the Company and The Bank of New York, London Branch (the “Trustee”);

WHEREAS, the 2007 Warrants have been fully exercised pursuant to the terms of the 2007 Warrants and are no longer outstanding;

WHEREAS, on April 15, 2008, the Company issued to the Bondholders an aggregate amount of US$20,000,000 12% Convertible Bonds due 2011 (the “2008 Bonds,” and together with the 2007 Bonds, the “Bonds”) and 300,000 warrants to purchase 300,000 shares of common stock of the Company expiring 2013 (the “2008 Warrants”);

WHEREAS, the 2008 Bonds were issued pursuant to a trust deed dated April 15, 2008, as amended and restated on September 29, 2008 (the “2008 Trust Deed,” and together with the 2007 Trust Deed, the “Trust Deeds”), entered into by and between the Company and the Trustee;

WHEREAS, the 2008 Warrants, none of which have been exercised as of the date of this Agreement, were issued pursuant to a Warrant Instrument dated April 15, 2008 (the “2008 Warrant Instrument”) entered into by and between the Bondholders and the Company;

WHEREAS, the 2007 Trust Deed and 2008 Trust Deed each provide that the then-current conversion price of the respective Bonds shall be adjusted downward upon certain triggering events, including upon the sale and issuance by the Company of shares of the Company’s common stock, $0.001 par value per share (“Shares”) for consideration per Share that is less than the then-current conversion price of the respective Bonds;

WHEREAS, paragraph 8.1(e) of the 2008 Warrant Instrument provides that an the occurrence of an adjustment to the conversion price of the 2008 Bonds shall result in an identical adjustment to the exercise price of the 2008 Warrants;

WHEREAS, the Company has agreed to provide a guarantee over an Overdraft Facility letter (reference number CZ2008003C) provided by ABN AMRO Bank (China), Shenzhen Branch, dated 13 May 2009 (the “Bank Overdraft Facilities”);

WHEREAS, Condition 12(A)(xiv) of the Terms and Conditions of the 2008 Trust Deed provide that it is an event of default if KGE Group ceases to own at least 45% of the outstanding Shares;

WHEREAS, ABN AMRO holds 100% of the issued and outstanding 2007 Bonds, and the Bondholders in aggregate hold 100% of the issued and outstanding 2008 Bonds and 100% of the 2008 Warrants;

WHEREAS, the Company and KGE Group are currently contemplating the issue and sale by the Company and the sale by KGE Group of Shares to certain investors on the terms and conditions described in Appendix A attached to this Agreement (the “Proposed Sale”) ;

WHEREAS, if consummated, the Proposed Sale (a) would trigger a reduction in the conversion price of each of the Bonds and a reduction in the exercise price of the 2008 Warrants pursuant to the terms of the Bonds and the 2008 Warrants (the “Adjustment Rights”) and (b) would result in an event of default under Condition 12(A)(xiv) of the 2008 Bonds;

WHEREAS, the proceeds of the Proposed Sale will be applied in accordance with the terms hereof and as specifically set forth in Appendix B, and the Proposed Sale will provide the Company with additional resources to assist the Company in strengthening its financial position and operations;

WHEREAS, the Proposed Sale is subject to the NASDAQ Stock Exchange and United States federal securities law requirements described in Appendix A;

WHEREAS, the Proposed Sale is expected to occur in two separate steps and consummation of the second step is subject to certain approvals that may not be received;

WHEREAS, the use of the net proceeds of the Proposed Sale shall be applied in the order described in Appendix B;

WHEREAS, each of the Bondholders desires to waive their Adjustment Rights only as it relates to the Proposed Offering and Condition 12(A)(xiv) of the 2008 Bonds, and only for the sole purpose of allowing the Proposed Sale to take place and be completed no later than Three (3) months from the effective date of this Agreement; and

WHEREAS, if any portion of the Proposed Sale is consummated but the Agreed Bondholder Payments, as defined in Appendix B, are not paid to the Creditors in accordance with the time periods, amounts and order set forth in Appendix B; then no rights of the Bondholders, including those rights under Condition 12(A)(xiv) of the 2008 Bonds and Adjustment Rights, shall be waived and appropriate adjustments shall be made to the conversion prices of the Bonds and the exercise price of the 2008 Warrant to reflect the Shares sold by the Company in the Proposed Sale, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1.           Waivers.  Subject to compliance by the Company and KGE Group with the terms and conditions set forth herein, and for the sole purpose of allowing the Proposed Sale to take place, each of the parties hereby agrees that, with respect to Shares sold pursuant to and in accordance with the terms for the Proposed Sale set forth herein (including in Appendix A and Appendix B):

(A)           notwithstanding any provisions of the Trust Deeds or the 2008 Warrant Instrument, or any other related documents or agreements, the Adjustment Rights that would otherwise be triggered by the Proposed Sale shall not be applicable and shall be waived, and there shall be no adjustment to the conversion price of the Bonds or the exercise price of the 2008 Warrants; and

(B)           no default shall occur under Condition 12(A)(xiv) of the 2008 Trust Deed relating to the minimum percentage ownership requirements by KGE Group due to the sale of such Shares,

in each case provided, that the Company and KGE Group shall comply with Section 2 of this Agreement.

2.           Agreed Use of Net Proceeds. The Company and KGE Group hereby agree to use the net proceeds of the Proposed Sale strictly in accordance with the terms set forth in Appendix B.

3.           Failure to Pay Agreed Bondholder Payments.  If any portion of the Proposed Sale occurs and the Agreed Bondholders Payments are not paid to the Creditors in the amounts, within the stipulated time periods and order provided in Appendix B then no rights of the Bondholders, including those rights under Condition 12(A)(xiv) of the 2008 Bonds and the Adjustment Rights, shall be waived and appropriate adjustments shall be made to the conversion prices of the Bonds and the exercise price of the 2008 Warrants to reflect the impact of the Shares sold in the Proposed Sale.

4.           No Prepayment of Other Debt.  Until those certain Agreed Bondholders Payments specified in Step No. 2 of Appendix B are made by the Company after the sale of the Company Shares, as defined in Appendix B, the Company agrees that the Company will not use its proceeds from the Proposed Sale to repay or prepay any debt prior to its currently scheduled due date.

5.           Reinstatement of Waived Rights.  If any part of the Proposed Sale is cancelled or not consummated within three months from the effective date of this Agreement and otherwise in accordance with the terms of this Agreement and Appendix A, then all rights previously waived or to be waived hereunder (including under Section 1), shall not be waived and shall be reinstated, and any previous waivers shall be null and void.

6.           Failure to Use Proceeds as Agreed.  The parties hereby agree that the terms of each of the Bonds and of the Bank Overdraft Facility are hereby amended so that it shall be an immediate event of default under each if any applicable Agreed Bondholder Payments are not paid to the relevant Creditor in the amount, within the stipulated time periods  and order provided in Appendix B.

7.           Continued Effect of Trust Deeds and 2008 Warrant Instrument.  All terms and conditions of the Trust Deeds and 2008 Warrant Instrument, and related documents, not expressly amended or waived by this Agreement remain unchanged and in full force and effect, and the parties reserve all existing rights thereunder.  To the extent there is any conflict between the terms of the Bonds and the 2008 Warrants and the express terms hereof, the terms of this Agreement shall take precedence.

8.           Ownership of the Bonds and 2008 Warrants.  ABN AMRO hereby represents and warrants that it owns 100% of the 2007 Bonds, 37.5% of the 2008 Bonds and 37.5% of the 2008 Warrants.  CITIC represents and warrants that it owns 62.5% of the 2008 Bonds and 62.5% of the 2008 Warrants.  Each of ABN AMRO and CITIC represents and warrants that it is the sole and lawful owner of all rights, title and interest in and to all ownership interests indicated in the immediately preceding sentence, and there has been no assignment or other transfer of any such interests.

9.           Accuracy of the Appendices.  The Company and KGE Group (x) represent and warrant to each Creditor that, as of the date of this Agreement, Appendix A and Appendix B are accurate and complete descriptions of the Proposed Sale, the use of proceeds therefrom and the required approvals therefor and (y) covenant and agree to use their best efforts to consummate the Proposed Sale and use the proceeds therefrom in accordance with such terms.  The Company and KGE Group acknowledge that the Creditors are executing this Agreement in reliance on these representations and warranties, covenants and agreements.

10.           Compliance with Laws and Regulations.  The Company and KGE Group shall comply with all relevant Laws and Regulations applicable to them, including satisfying all filings, notification and other requirements of Nasdaq, the United States Securities and Exchange Commission and U.S. Securities Laws.

11.           Duly Authorized.  The execution, delivery and performance of this Agreement have been duly authorized by all required corporate action by each of the parties hereto.

12.           Notice to Trustee.  The execution of this Agreement, and instructions related to the actions contemplated hereunder, shall be provided to the Trustee in accordance with the terms of the Bonds and 2008 Warrants.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

14.           Successors and Assigns.  It is expressly understood and agreed by the parties that this Agreement and all of its terms shall be binding upon the parties’ respective representatives, executors, administrators, successors and assigns.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

CHINA ARCHITECTURAL ENGINEERING, INC.

By:	/s/ Luo Ken Yi
Name: Luo Ken Yi
Title: Chief Executive Officer

KGE GROUP LIMITED

By:	/s/ Luo Ken Yi
Name:
Title:

ABN AMRO BANK N.V., LONDON BRANCH

By:	/s/ Peter [ILLIGIBLE]
Name: Peter [ILLEGIBLE]
Title: Head of Equities

By:	/s/ James [ILLEGIBLE]
Name: James [ILLEGIBLE]
Title: Regional Counsel

[Amendment and Waiver Agreement – Page 1 of 2]

CITIC CAPITAL CHINA MEZZANINE FUND LIMITED (formerly known as CITIC Allco Investments Limited.)

By:	[ILLEGIBLE SIGNATURE]
Name:
Title:

By:
Name:
Title:

ABN AMRO BANK (CHINA) CO., LTD., SHENZHEN BRANCH

By:	/s/ Chen Han Rui
Name: Chen Han Rui
Title: Vice President

By:	/s/ Moy Chin Khan
Name: Moy Chin Khan
Title: Vice President

[Amendment and Waiver Agreement – Page 2 of 2]

APPENDIX A
PROPOSED SALE

KGE Group intends to sell 5,000,000 previously-issued shares of common stock of the Company to an investor at a per share price of US$0.90.  In addition, the Company intends to sell approximately 17,000,000 shares of newly issued shares of common stock to certain investors at a per share price of $1.65.  Accordingly, a total of approximately 22,000,000 shares of common stock of the Company is intended be sold to the investors.

Nasdaq Marketplace Rules require that the Company complete and submit an additional listing application to the Nasdaq Stock Market and receive approval from NASDAQ before the Company may issues any new shares in the Proposed Sale.  In addition, Nasdaq Marketplace Rule 5635 requires that, among other things, the Company obtain shareholder approval of the issuances of securities in private placements where (i) the issuance (together with sales by officers, directors, or substantial shareholders), equals 20% or more of the pre-transaction outstanding shares; and (ii) the sales price is less than the greater of book or market value.  Because the 22,000,000 shares of common stock of the Company intended to be sold exceeds the 20% threshold as set forth in the Nasdaq Marketplace Rules, the Company must obtain shareholder approval, which is subject to compliance with Section 14 of the Securities Exchange Act of 1934, as amended.

The sale of shares is intended to occur as follows:

Step 1.	Private Sale of Shares by KGE Group to Investor	5.0 million shares

This sale is intended to occur as soon as practicable after the execution of this Amendment and Waiver Agreement and the completion of sale transaction documents and required processing in connection therewith.  Upon completion of this step, the percentage ownerships of the Company share capital by KGE Group and the new investor are expected to be approximately 49.1% and 9.4%, respectively, based on 53,256,874 shares of common stock outstanding.

APPENDIX A (cont.)

Step 2.	Private Placement of Company Shares by the Company to certain Investors	17 million shares

This private placement of shares is intended to occur after the Nasdaq Stock Market reviews and approves an additional listing application for the shares to be sold by the Company, and after execution of a Securities Purchase Agreement between the Company and the investors and after shareholder approval of the transaction is obtained in accordance with Nasdaq Marketplace Rules.  Approval from Nasdaq of the additional listing application for the shares is expected to take approximately two weeks from date of application, depending on Nasdaq requests for information. Shareholder approval is subject to US Federal Securities laws and is expected to take approximately seven weeks, which is subject to review and comments from the Securities and Exchange Commission.  Upon completion of this step, the percentage ownership of the Company by KGE Group is expected to be approximately 37.2%, based on 70,256,874 shares of common stock outstanding.

APPENDIX B

USE OF PROCEEDS

The net proceeds from the Proposed Sale shall be used as follows:

1.	Private Sale of Shares by KGE Group to Investor	5.0 million shares

Net proceeds from this sale of these shares shall be used to fund the operations of KGE Group itself, including salary and rent, or in the discretion of the Board of Directors and Management, in the best interests of KGE Group and its shareholders.

2.	Private Placement of Company Shares by the Company to the Investosr	17 million shares

Net proceeds from this sale of these shares (the “Company Shares”) shall be used solely for the following purposes and in the following order:

(i)   to pay the interest payments of the Bonds that are outstanding and due for payment in accordance with the terms of the Trust Deeds; and (ii)  to pay all amounts owed to ABN AMRO Bank (China) Co. Ltd., Shenzhen Branch or any other ABN AMRO affiliate in connection with the Bank Overdraft Facility in the amount of CNY33,628,983.88 and any outstanding interest on the facility as at the date of payment (collectively, the “Agreed Bondholder Payments”). Such payments shall be made no later than the earlier of (i) Seven (7) Business Days after the sale of the Company Shares and (ii) three (3) months from the date of this Amendment and Waiver Agreement.  Remaining net proceeds shall be used to fund the operations of the Company, or in the discretion of the Board of Directors and Management, in the best interests of the Company and its shareholders. Until the Agreed Bondholders Payments of are made by the Company after the sale of the Company Shares, the Company agrees that the Company will not use its proceeds from the sale of the Company Shares to repay or prepay any debt prior to its currently scheduled due date.